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                     February 28, 2024

       Dawei Chen
       Chief Financial Officer
       Skillful Craftsman Education Technology Ltd
       Floor 4, Building 1, No. 311, Yanxin Road
       Huishan District , Wuxi
       Jiangsu Province, PRC 214000

                                                        Re: Skillful Craftsman
Education Technology Ltd
                                                            Amendment No. 1 to
Form 20-F for Fiscal Year Ended March 31, 2023
                                                            Filed August 17,
2023
                                                            File No. 001-39360

       Dear Dawei Chen:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services